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                                                                     EXHIBIT 8.2


      [LETTERHEAD OF MILLER, HAMILTON, SNIDER & ODOM L.L.C. APPEARS HERE]



                               October 30, 1996



                                                                   Mobile Office


Board of Directors
First Federal Savings and Loan Association
  of Cullman
325 Second Street, S.E.
Post Office Box 249
Cullman, Alabama  35056-0249

          Re: Alabama Income Tax Consequences Relating to Conversion of First Federal Savings and Loan Association of Cullman from a Federal Mutual Savings Institution to a Federal Stock Savings Institution and the Acquisition of the Stock Institution's Stock by a Stock Holding Company

Gentlemen:

          We have been requested to provide the opinion of this firm relating to the Alabama income tax consequences of the proposed conversion ("Conversion") of First Federal Savings and Loan Association of Cullman (the "Association") from a federal mutual savings institution (the Association in its mutual form is sometimes referred to as the "Mutual Association") to a federal
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Board of Directors
November 1, 1996
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stock savings and loan association (the Association in its stock form is sometimes referred to as the "Stock Association"), and the formation of a holding company parent, Southern Community Bancshares, Inc. (the "Holding Company"), which will acquire all of the outstanding stock of the Stock Association. For purposes of this opinion, we have examined such documents and questions of law we have considered necessary or appropriate, including, but not limited to, the Plan of Conversion as adopted by the Association on June 10, 1996, as amended (the "Plan"), the prospectus of Southern Community Bancshares, Inc. regarding the proposed transactions contained in the Holding Company's registration statement on form SB-2, registration no. 333-12373, filed September 20, 1996, and the opinion of Bayh, Connaughton & Malone, P.C., dated September 18, 1996, counsel to the Association, regarding the federal income tax consequences of the same transactions. We have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Capitalized terms used herein and not defined herein, shall have the same meaning assigned in the Plan. In issuing our opinion, we have made the same assumptions and relied on the same representation as reflected in the legal opinion of Bayh, Connaughton & Malone, P.C., to the Board of Directors regarding the federal income tax consequences of the above-described transactions and will not be restated herein.
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Board of Directors
November 1, 1996
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                                    OPINION
                                    -------

         Based on the assumptions and representations and based on the legal opinion of Bayh, Connaughton & Malone, P.C., regarding the federal income tax consequences of the above-described transactions it is our opinion that the following Alabama income tax consequences will result from the proposed
Conversion:

         If the Conversion constitutes a reorganization within the meaning of
Section 368(a)(1)(F) of the Internal Revenue Code of 1986, it will likewise qualify as a reorganization within the meaning of Section 40-18-8(g) and (h) of the Alabama Code of 1975, as amended, and the consequences to the Association, the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members will be the same for Alabama income tax purposes as for federal income tax purposes.

                                SCOPE OF OPINION
                                ----------------
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Board of Directors
November 1, 1996
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         Our opinion is limited to the Alabama income tax matters described herein and does not address any other Alabama income tax considerations or any foreign or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on Alabama law, which in turn is based on the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, and Internal Revenue Service rulings as they now exist. Those authorities are all subject to change, and such change could be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Alabama Department of Revenue and there can be no assurance, and none is hereby given, that the Alabama Department of Revenue will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Alabama Department of Revenue.


                                     CONSENT
                                     -------
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Board of Directors
November 1, 1996
Page 5


         We hereby consent to the filing of this opinion as an exhibit to the registration statement on form SB-2 ("Registration Statement") of the Holding Company filed with the Securities & Exchange Commission with respect to the Conversion and as an exhibit to the application for Conversion on Form AC ("Form AC") of the Association filed with the OTS with respect to the Conversion. We also hereby consent to the references to this firm in the prospectus which is a part of both the Registration Statement and the Form AC.


                                 USE OF OPINION
                                 --------------


         This opinion is rendered solely for the benefit of the Holding Company, the Association, and prospective investors in connection with the proposed transactions described herein and is not to be relied upon or used for any other purpose without our prior written consent.


                                               Very truly yours,

                                               MILLER, HAMILTON, SNIDER
                                               & ODOM, L.L.C.
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Board of Directors
November 1, 1996
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